UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Beacon Roofing Supply, Inc.

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 12, 2014

To the shareholders of Beacon Roofing Supply, Inc.:

The 2014 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at the Washington Duke Inn & Golf Club, 3001 Cameron Blvd, Durham, NC 27705 on Wednesday, February 12, 2014, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of eight members to our Board of Directors to hold office until the 2015 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014 (Proposal No. 2);
(3)	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3);
(4)	To approve the Company’s 2014 Stock Plan (Proposal No. 4); and
(5)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder vote resulting from Proposal No. 3, that final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on December 23, 2013 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

/s/ Ross D. Cooper

Ross D. Cooper
Secretary
Herndon, Virginia
January 6, 2014

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 12, 2014: This proxy statement and 2013 Annual Report to Stockholders are available at www.edocumentview.com/BECN.

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2014 annual meeting of shareholders to be held at the Washington Duke Inn & Golf Club, 3001 Cameron Blvd, Durham, NC 27705 on Wednesday, February 12, 2014, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 6, 2014 to shareholders of record as of December 23, 2013. Shareholders should review the information provided in this proxy statement in conjunction with our 2013 annual report to shareholders which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” The proxy statement and annual report to shareholders are also available to be viewed and downloaded at www.edocumentview.com/BECN.

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

i

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

Beacon Roofing Supply Inc.'s 2014 Annual Shareholders' Meeting will be held on Wednesday, February 12, 2014, beginning at 8:00 a.m., local time, at the Washington Duke Inn & Golf Club, 3001 Cameron Blvd, Durham, NC 27705.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; 4) approval of the Company’s 2014 Stock Plan; and 5) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on December 23, 2013, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 49,118,500 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 49,118,500 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest numbers of shares of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the: ratification of the selection of Ernst & Young LLP; approval of the compensation of our named executive officers; approval of the 2014 Stock Plan; and approval of any other matter that may be submitted to a vote of our shareholders. Although our Board of Directors intends to carefully consider the shareholder vote on the compensation of our named executive officers, that final vote will not be binding on us and is advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors. On other matters submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against.” If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board's recommendations?

As more fully discussed under Summary of Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; FOR approval of the executive compensation; and FOR the approval of the 2014 Stock Plan.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR the approval of the compensation of our named executive officers; (4) FOR the approval of the 2014 Stock Plan; and (4) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Who pays for costs relating to the proxy materials and annual meeting of shareholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	Each shareholder known by us to beneficially own more than 5% of our common stock;
•	Each of our directors;
•	Each executive officer named in the Summary Compensation Table in “Executive Compensation”; and
•	All directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owners(1)	Shares	Percent
Shareholders owning more than 5% of our common stock:
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,601,822	7.3%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	2,991,970	6.1%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	2,590,108	5.3%
Riverbridge Partners LLC(5) 80 South Eighth Street, Suite 1200 Minneapolis, MN 55402	2,586,918	5.3%
Marketfield Asset Management LLC(6) 292 Madison Avenue, 14th Floor New York, NY 10017	2,554,443	5.2%
Directors and executive officers:
Robert R. Buck	44,067	*
Paul M. Isabella(7)	275,675	*
Joseph M. Nowicki	—	*
Rick C. Welker	200	*
David R. Grace(8)	29,650	*
Ross D. Cooper(9)	4,457	*
James J. Gaffney(10)	40,739	*
Peter M. Gotsch	50,000	*
Wilson B. Sexton(11)	110,898	*
Stuart A. Randle(12)	55,220	*
Richard W. Frost	—	*
Neil S. Novich	—	*
All directors and executive officers as a group (12 persons)	610,906	1.2%

*	Less than 1%.
(1)	Except as noted, information concerning beneficial ownership of shares is as of December 23, 2013, the record date. Includes the number of shares that such person has the right to acquire beneficial ownership as of that date and which such person has the right to acquire beneficial ownership of within 60 days thereafter. Restricted stock units held by executive officers and directors are not included because no such person has the right to acquire beneficial ownership of the underlying shares as of the record date or within 60 days thereafter. The restricted stock units granted to management will either vest upon achievement of the associated performance target or required passage of time and the restricted stock units granted to independent directors will not settle until the date that is six months after the date of the director's termination of service on the Board.
(2)	Based on the share information for BlackRock, Inc. as of December 31, 2012, reported on Schedule 13G filed by them on February 8, 2013. BlackRock Inc. reported sole voting and dispositive powers with respect to all such shares.
(3)	Based on the share information for T. Rowe Price Associates, Inc. as of December 31, 2012, reported on Schedule 13G filed by them on February 7, 2013. T. Rowe Price Associates, Inc. reported sole dispositive power with respect to all such shares, sole voting power with respect to 1,350,570 shares, and shared voting and dispositive powers with respect to none of the shares.
(4)	Based on the share information for The Vanguard Group as of December 31, 2012, reported on Schedule 13G filed by them on February 13, 2013. The Vanguard Group reported sole voting power with respect to 66,638 shares, shared voting power with respect to none of the shares, sole dispositive powers with respect to 2,525,570 shares and shared dispositive power with respect to 64,538 shares.
(5)	Based on the share information for Riverbridge Partners LLC as of December 31, 2012, reported on Schedule 13G filed by them on February 4, 2013. Riverbridge Partners LLC reported sole voting power with respect to 2,080,190 shares, sole dispositive powers with respect to 2,586,918 shares and shared voting and dispositive powers with respect to none of the shares.
(6)	Based on the share information for Marketfield Asset Management LLC as of December 31, 2012, reported on Schedule 13G filed by them on April 30, 2013. Marketfield Asset Management LLC reported sole voting and dispositive powers with respect to 272,610 shares and shared voting and dispositive powers with respect to 2,281,833 shares.
(7)	Includes 158,673 shares issuable upon the exercise of options.
(8)	Includes 1,100 shares over which Mr. Grace shares investment control but of which he disclaims beneficial ownership.
(9)	Includes 4,457 shares issuable upon the exercise of options.
(10)	Includes 36,470 shares issuable upon the exercise of options and 4,269 shares over which Mr. Gaffney shares investment and voting control, but of which Mr. Gaffney disclaims beneficial ownership.
(11)	Includes 100,220 shares issuable upon the exercise of options. Those options and an additional 80,000 shares are held by the Wilson Sexton Revocable Trust, over which Mr. Sexton has sole investment and voting control.
(12)	Includes 55,220 shares issuable upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2013.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at eight members. Upon election at the annual meeting, our directors will serve terms expiring at the 2015 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck
Paul M. Isabella
Richard W. Frost
James J. Gaffney
Peter M. Gotsch
Neil S. Novich
Stuart A. Randle
Wilson B. Sexton

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through internal growth and acquisitions to become what we believe is the second largest wholesale distributor of roofing supplies in North America, operating in 39 U.S. states and in six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive body in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 23, 2013, certain information about our nominees (age is in parentheses after each name), all of whom are being nominated for re-election to our Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Richard W. Frost, James J. Gaffney, Peter M. Gotsch, Neil S. Novich, Stuart A. Randle and Wilson B. Sexton. Independent members of our Board shall meet in executive session at least two times a year.

Robert R. Buck (66) — Chairman. Mr. Buck joined us as President and Chief Executive Officer and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained Chief Executive Officer until January 1, 2011. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation, both publicly-traded companies, and as a director of privately-held LVI Services, Inc. and Elkay Manufacturing. Mr. Buck has a B.A. degree from the University of Cincinnati.

Mr. Buck has overseen the growth of the Company from a private company with 65 branches and approximately $600 million in annual sales to a public company with 238 branches currently and $2.2 billion in sales in fiscal year 2013. His continued leadership as Chairman of the Board will be a major advantage to the Company and the Board as we continue to grow and make planned acquisitions.

Paul M. Isabella (58) — President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer effective January 1, 2011. He was first elected a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Mr. Isabella led the Company to record sales in both fiscal 2013 and 2012, led our operational and cost-reduction improvement initiatives during very challenging economic and industry conditions, and has formed an effective organizational structure to facilitate future growth. We believe it is important that the CEO be an integral part of our Board’s decision-making process.

Richard W. Frost (62) — Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer for Louisiana-Pacific Corporation in May 2012, having served in that capacity since December 2004. Mr. Frost previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. He currently serves on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States with over 1,200 stores in 45 states. He also serves as a director of privately-held The Westervelt Company. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an MBA, Finance from Northwestern State University of Louisiana.

Mr. Frost’s executive and director experience, including deep operational experience in the building products industry and success in growth situations and with acquisitions, will be very helpful to the Board and management as the Company looks to expand its available products and pursue aggressive acquisition growth.

James J. Gaffney (73) — Mr. Gaffney became a director in July 2004. From 1998 through 2003, he served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney also previously served as Chairman of the Board of Directors of Imperial Sugar Company until 2012. He presently serves on public boards as a director of Pool Corporation and Armstrong World Industries, Inc. Mr. Gaffney was previously a director of World Color Press Inc. and Carmike Cinemas, Inc. He has a bachelor’s degree from St. John’s University and an M.B.A. from New York University.

Mr. Gaffney’s broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations, gives him a unique perspective to share with the Board and management.

Peter M. Gotsch (49) — Mr. Gotsch has served as a director since 1997 and Lead Independent Director since 2011. He has been a Managing Director of Svoboda Capital Partners, a private equity firm, since 2011 and was the Managing Partner of Ellipse Capital, a private equity firm, from 2008 – 2011. Previously, Mr. Gotsch was a Partner with Code Hennessy & Simmons LLC and employed by its affiliates from 1989 to 2008. Mr. Gotsch currently serves as a member of the Board of Houston Wire & Cable Company and was previously a director of Hillman Companies, Inc. Mr. Gotsch holds a B.A. degree from St. Olaf College and an M.B.A. from Northwestern University.

As a result of these and other experiences, as well as his over 15 years as a member of our Board, Mr. Gotsch has a depth of experience in a variety of distribution businesses and expertise in the building supply business. Mr. Gotsch is also recognized as a Certified Professional Director in the United States by the National Association of Corporate Directors.

Neil S. Novich (59) — Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Novich spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the boards of Hillenbrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. He has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (54) — Mr. Randle has served as director since February 2006. Since 2004, Mr. Randle has served as President, CEO and Director of GI Dynamics, a healthcare company publicly-traded on the Australian Stock Exchange, and currently also serves as a Director of Teleflex Incorporated and is a member of its Compensation Committee. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, is a valuable asset for the Board and management as the Company moves forward with its planned continued growth.

Wilson B. Sexton (77) — Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of Pool Corporation. Mr. Sexton also serves as a board member of Houston Wire & Cable Company. Mr. Sexton is a Certified Public Accountant and holds a B.B.A. degree from Southern Methodist University.

Mr. Sexton understands well the issues facing boards and executive management of public corporations. He has a strong financial acumen and extensive managerial experience, having led another wholesale distribution company through a period of significant growth.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2014 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually, and the next such vote will occur at our 2015 annual meeting of shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the second largest wholesale distributor of roofing supplies in North America, operating in 39 U.S. states and in six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align total executive compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance. Cash bonuses are almost entirely associated with Company performance and the Company achieved record sales in fiscal 2013. Only small percentages of the cash bonuses paid to our executives for fiscal 2013 were not linked directly to Company performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 4.

APPROVAL OF THE BEACON ROOFING SUPPLY, INC. 2014 STOCK PLAN

On November 22, 2013, our Board of Directors approved the Beacon Roofing Supply, Inc. 2014 Stock Plan (the “Plan”), subject to the approval of our stockholders. The Plan provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights (“SARs”) to key employees and non-employee directors. The Plan will be effective upon the approval of our stockholders at our annual meeting on February 12, 2014 and any adjournment or postponement thereof.

Annual equity awards to key employees and non-employee directors in fiscal 2013 were granted under the Beacon Roofing Supply Inc. 2004 Plan (the “2004 Plan”). It is expected that there will not be sufficient shares of the Company’s common stock under the 2004 Plan to cover the annual grants to key employees that are scheduled to be made in November, 2014. Because a new equity plan requires stockholder approval, and the next annual grant date is prior to the annual stockholders’ meeting in 2015, the Company is seeking approval of the Plan at this stockholders’ meeting. No awards will be made under the Plan unless it is approved by the stockholders. If stockholder approval is not obtained, the Plan shall have no effect. If the Plan is approved, shares of common stock not subject to outstanding awards under the 2004 Plan will no longer be available for issuance under the 2004 Plan.

The Plan is intended to align the interests of our key employees with the interests of our stockholders, recognize the contributions made by these employees and provide them with additional incentives to devote themselves to our future success, and improve our ability to attract and retain employees. We also want to provide additional incentives to members of the Board of Directors to serve and dedicate themselves to our future success.

Reasons Why Stockholders Should Approve the Plan

The Company views its use of stock-based awards as an essential part of the Company’s compensation program and as an important element in achieving the program’s goals. These awards help align pay with performance and allow the Company to better link the financial interests of employees and non-employee directors with stockholders. The Company also believes that equity compensation motivates employees and non-employee directors to create stockholder value because the value they realize from equity compensation is based in large part on the Company’s common stock price performance.

The Plan contains certain restrictions that the Company believes further the objectives of the Plan and reflect sound corporate governance principles:

•	Dividends on performance-based stock awards and dividend equivalents on performance-based stock unit awards are paid only to the extent the awards vest.
•	Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to ten years from the date of grant.
•	Shares that are used to pay the stock option or SAR exercise price or related tax withholding cannot be used for future grants under the Plan.
•	Repricing of stock options or SARs without stockholder approval is prohibited.

Understanding that equity compensation awards dilute stockholder equity, the Company believes that it has prudently managed awards under the 2004 Plan and expects share usage under the Plan to be consistent with share usage under the 2004 Plan. The Company believes that the number of shares available for grant under the Plan will reflect overhang levels consistent with overhang levels at peer group companies. Total overhang under the 2004 Plan as of September 30, 2013 (calculated as all outstanding awards plus remaining shares available for grant, divided by total shares outstanding plus all outstanding awards and remaining shares available for grant) was 7.99%. Our overhang as of September 30, 2013, on a pro forma basis (assuming that the 5,100,000 share reserve under the Plan was authorized as of September 30, 2013), would have been 14.02%. In addition, the Company’s three-year average annual burn rate as of September 30, 2013 (calculated in accordance with Institutional Shareholder Services methodology), was 1.92%, which was less than the 3.7% burn rate cap for companies in our GICS code. The Company expects the burn rate over the life of the Plan to be consistent with our current burn rate.

The following table sets forth the number of stock options and time-based restricted shares or units granted by the Company in the fiscal years ended September 30, 2013, 2012 and 2011. In addition, the table provides the number of shares of common stock issued following the vesting of earned performance-based restricted shares or units and the weighted average number of shares of common stock outstanding in the year indicated.

Fiscal Year	Number of Options Granted	Number of Time-Based Restricted Shares or Units Granted	Number of Shares of Common Stock Issued Following Vesting of Earned Performance-Based Restricted Shares or Units	Weighted Average Number of Shares of Common Stock Outstanding
2013	691,086	29,274	95,380	48,472,240
2012	789,332	38,065	—	46,718,948
2011	701,249	49,526	—	45,919,198

Description of the Plan

The following is a summary of the Plan. It is qualified in it is entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Plan Administration.  The Plan is administered by the compensation committee of the Board of Directors (the “Committee”), which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 and the “outside director” definition under section 162(m) of the Internal Revenue Code. The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards. The Committee may delegate to an officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 or who are not “covered employees” as defined in Section 162(m) of the Code.

Number of Shares of Common Stock.  The number of shares of our common stock that may be issued under the Plan is 5,100,000. Stock options and SARs granted under the Plan and stock options granted after September 30, 2013 under the 2004 Plan will reduce the number of available shares by one share for every share subject to the stock option or SAR, and stock awards and stock unit awards granted under the Plan and granted after September 30, 2013 under the 2004 Plan will reduce the number of available shares by two shares for every one share delivered. Awards that may be settled only in cash will not reduce the number of shares available for issuance.

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any award granted under the Plan or the 2004 Plan expires, terminates or is forfeited or cancelled for any reason after September 30, 2013, the shares subject to the award will again be available for issuance, to be added back in the same multiple as described in the preceding paragraph. Any shares subject to a stock award or stock unit award granted under the Plan or the 2004 Plan that after September 30, 2013 are delivered or withheld as payment for the withholding taxes due in connection with the award will again be available for issuance, to be added back in the same multiple as described in the preceding paragraph. Any shares subject to a stock option or SAR that are delivered or withheld as payment for the exercise price or withholding taxes due in connection with the exercise of the stock option or SAR will not again be available for issuance. Any shares subject to an SAR that may be settled in shares that are not issued on settlement of the SAR will not again be available for issuance.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution or special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan. No award under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a nonqualified stock option.

Of the shares available for issuance: (i) the maximum number issuable as stock options or SARs to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (ii) the maximum number issuable as stock awards or stock unit awards intended to qualify as performance-based compensation under Code Section 162(m) granted to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (iii) the maximum number issuable as incentive stock options is 5,100,000; and (iv) the aggregate grant date fair value of awards granted to non-employee directors during any fiscal year shall not exceed $300,000 (or $500,000 in the first year as a director).

Term of Plan.  The Committee can grant awards under the Plan for 10 years following the date of the stockholders’ approval of the Plan.

Awards to Employees.  The Plan provides for discretionary awards of stock options, stock, stock units and SARs to selected employees and non-employee directors. As of December 23, 2013 all directors and approximately 850 current employees, who currently hold awards, were eligible to participate in the Plan. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee.

Performance Goals.  The Committee can provide that any award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the award as “performance-based compensation” as defined in Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: (i) return on equity; (ii) earnings, earnings per share or earnings per share growth; (iii) net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock based compensation; (iv) common stock price; (v) total stockholder return; (vi) return on assets; (vii) asset or inventory turnover; (viii) return on investment; (ix) cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (x) net or pre-tax income; (xi) profit margin; (xii) market share; (xiii) expense management; or (xiv) net sales or revenues, or net sales or revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for certain events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or subsidiaries or may be based on our performance as a whole.

With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable award agreement.

Stock Options.  The Committee may grant non-qualified or incentive stock options to selected employees and non-qualified stock options to non-employee directors. The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”), (ii) each option will expire no more than 10 years from the date of the grant, and (iii) a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock option prior to the date it is settled in shares of common stock. Dividends or dividend equivalents are not paid on stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted 10 years from the date the Plan as amended and restated was adopted.

Stock Awards.  The Committee may grant shares of common stock to employees and non-employee directors, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Subject to the restrictions, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any performance-based stock award will be held by the Company and paid only to the extend the restrictions lapse, and the Committee in its discretion can accumulate and hold such dividends on any other stock award until the restrictions lapse. Any such dividends attributable to the portion of a stock award for which the restrictions do not lapse will be forfeited.

Stock Units.  The Committee may grant stock units to employees and non-employee directors. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents otherwise payable on any performance-based stock units will be held by the Company and paid only to the extent the restrictions lapse, and the Committee in its discretion can accumulate and hold such dividend equivalents until the restrictions lapse.

SARs.  The Committee may grant SARs to key employees and non-employee directors. Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised. Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The Committee has the discretion to set the terms and conditions applicable to SARs, provided that (i) the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, (ii) each SAR will expire no more than ten years from the date of grant, and (iii) a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any SARs prior to the date they are settled in shares of common stock. Dividends or dividend equivalents are not paid on SARs. It is intended that SARs qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

Payment of Stock Options and Withholding Taxes.  The Committee may permit a participant to pay the exercise price of a stock option or SAR or the minimum amount of any required withholding tax on any award by directing the Committee to withhold shares otherwise issuable in connection with the award by one or more of the following methods: cash; cash received from a broker dealer to whom the employee has submitted an exercise notice and irrevocable instructions to deliver to the Committee the sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; delivery of previously acquired shares of stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax; or certification of ownership by attestation of these previously acquired shares.

Provisions Relating to a Change in Control.  The Plan gives the Committee the discretion to determine how Plan awards are treated upon a change in control.

Amendment of Award Agreements; Amendment and Termination of Plan.  The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board of Directors may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, no amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders.

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.  A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the option is exercised. We generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.  A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to us for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and we generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units.  If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and we will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

SARs.  A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Awards Granted Under the Plan

It is not possible at this time to determine the specific awards that will be made in 2014 and future years under the Plan. On December 23, 2013, the last reported sales price for the common stock was $40.53 per share.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of September 30, 2013 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,503,393	$20.26	1,368,438
Equity compensation plans not approved by security holders	1,213	$2.33	—
Total	2,504,606		1,368,438

(1)	See Notes 2 and 10 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

The number of securities remaining available for future issuance in column (c) above will no longer be available for future grants if the 2014 Plan is approved by stockholders.

As of September 30, 2013, the Company had 2,504,606 options outstanding with a weighted average exercise price of $20.26 and a weighted average remaining term of 6.9 years, and 371,171 restricted shares and units outstanding and granted under equity compensation plans. As of September 30, 2013, there were 1,368,438 shares of common stock remaining available for future grants under the 2004 Stock Plan.

The Board of Directors recommends that you vote FOR the approval of the Beacon Roofing Supply, Inc. 2014 Stock Plan.

BOARD OF DIRECTORS’ MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2013?

During the fiscal year ended September 30, 2013 (“fiscal 2013”), our Board of Directors held eight meetings. During fiscal 2013, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. Our Board members attended the 2013 annual meeting of shareholders in person. It is our policy for all directors to attend the annual meeting of shareholders.

What is the Board’s leadership structure?

Robert Buck serves as the Chairman of the Board and remains a member of executive management. Furthermore, our current CEO, Paul Isabella, was elected to the Board in February 2011. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;
•	our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”);
•	our independent directors meet in regularly scheduled executive sessions without management present; and
•	in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director. Mr. Gotsch currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;
•	assign certain tasks to the Board’s committees from time to time;
•	recommend agenda items and times for Board meetings; and
•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•	the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly, the Chairman, Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and
•	through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

What committees has the Board established?

The Board of Directors has established three committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held seven meetings in fiscal 2013. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is comprised of Neil Novich, Peter Gotsch and Wilson Sexton, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Novich is an “Audit Committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Novich, Gotsch and Sexton meet Nasdaq’s financial knowledge requirements. On February 13, 2013, Mr. Novich was appointed Chairman of the Audit Committee. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com.

In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal 2014.

Compensation Committee

The Compensation Committee held five meetings in fiscal 2013. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding cash compensation and non-equity benefits of executive officers and key employees of the Company. The Compensation Committee also administers and makes awards under the Company’s stock plan. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee reviews the compensation of the Chairman and the Chief Executive Officer as well as the chief executive officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee is comprised of four directors who are independent under Nasdaq listing standards (as adopted under SEC rules) and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Stuart Randle, James Gaffney, Wilson Sexton and Richard Frost.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon’s executive officers for fiscal 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in fiscal 2013. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board’s self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently comprised of James Gaffney, Stuart Randle, Peter Gotsch and Richard Frost, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by shareholders, the Nominating and Corporate Governance Committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Although the Company’s corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 days and not more than 120 days before the one-year anniversary date of our most recent annual meeting of shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the Nominating and Corporate Governance Committee is included in the Nominating and Corporate Governance Committee charter, available on our website at www.beaconroofingsupply.com. In addition, corporate governance guidelines adopted by the committee can be found immediately following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Chief Accounting Officer. Each communication intended for members of the Board of Directors and received by the Chief Accounting Officer will be reviewed by the Chief Accounting Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Information on Executive Compensation section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2013 and September 30, 2012.

Year	Audit	Audit-Related	Tax	All Other	Total
2013	$1,216,135	$87,150	$152,041	$—	$1,455,326
2012	$1,151,722	$139,275	$193,943	$—	$1,484,940

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls and the reviews of the interim financial statements included in our Form 10-Qs.

The audit-related services reflect audit fees and expenses for our 401(k) profit-sharing plan and due diligence fees associated with the review of the 2013 acquisitions.

Tax fees represent professional services related to tax compliance and consulting, including those associated with acquisitions and tax due diligence in the U.S. and Canada.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company's financial reporting process on behalf of the Company's Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2013.

AUDIT COMMITTEE:
Neil S. Novich, Chairman
Peter M. Gotsch
Wilson B. Sexton

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal 2013 is as follows:

Name	Age	Position
Robert R. Buck	66	Chairman of the Board
Paul M. Isabella	58	President and Chief Executive Officer, Director
Joseph M. Nowicki	52	Executive Vice President, Chief Financial Officer
Ross D. Cooper	48	Senior Vice President, General Counsel and Secretary

Robert R. Buck — Chairman. Mr. Buck joined us as President and Chief Executive Officer (CEO) and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained CEO until January 1, 2011. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation, both publicly-traded companies, and as a director of privately-held LVI Services, Inc. and Elkay Manufacturing. Mr. Buck has a B.A. degree from the University of Cincinnati.

Paul M. Isabella — President and Chief Executive Officer. Mr. Isabella joined us as President and Chief Operating Officer in November 2007 and was promoted to CEO effective January 1, 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Joseph M. Nowicki — Executive Vice President, Chief Financial Officer. Mr. Nowicki joined us as Executive Vice President and Chief Financial Officer on April 1, 2013. He was the Chief Financial Officer and Treasurer for Spartan Motors, Inc., a custom chassis and vehicle manufacturer, from June 2009 to March 2013. Prior to Spartan, he was with Herman Miller, Inc., a furniture manufacturer, from 1992 through 2009 where he held progressive financial roles, lastly as Vice President, Investor Relations and Treasurer. He also held past financial positions with IBM and General Motors. Mr. Nowicki is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Canisius College and an MBA from the University of Michigan.

Ross D. Cooper — Senior Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a B.S. in civil engineering from Cornell University and a J.D. from George Washington University Law School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives as well as review the Chief Executive Officer's performance, recommend the annual compensation of the Chairman and the Chief Executive Officer, review the Chief Executive Officer's recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee also administers and makes awards under our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the attainment of our annual and long-term performance goals. The annual goals are principally based upon our income before income taxes and the long-term goals are principally based on our stock price and return on invested capital.

The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and restricted stock awards, and certain perquisites such as an auto allowance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company does not engage in specific numerical benchmarking in determining executive compensation. As described below, our Compensation Committee periodically considers available compensation data from peer companies. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the information as a general guideline in exercising its discretion in determining compensation for our executive officers.

Our executive compensation for fiscal 2013 was based in part on information provided in 2009 by Lyons, Benenson & Company, our former compensation consultant, which reviewed all aspects of our executive compensation at that time. Lyons, Benenson & Company reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations to the Compensation Committee. The peer companies included Airgas, Applied Industrial Technologies, BlueLinx Holdings, Builders FirstSource, Central Garden & Pet Company, DXP Enterprises, Fastenal Company, W.W. Grainger, Inc., H&E Equipment Services, Henry Schein, Huttig Building Products, IDEXX Laboratories, Interline Brands, MSC Industrial Direct Co., Patterson Companies, Pool Corporation, PSS World Medical, RPM International, Universal Forest Products, Watsco and WESCO International. This peer group data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2010 and beyond. The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

Lyons, Benenson & Company was also retained by the Compensation Committee in 2010 to assist with a review of our executive long-term incentive compensation program. Lyons, Benenson & Company performed no other work for the Company. It reviewed the latest data on long-term compensation programs for the same peer group of distribution companies described above, as well as other trends in equity awards for executives in public companies, in developing its recommendations to the Compensation Committee. The Compensation Committee considered these recommendations in formulating the terms of our executive long-term incentive compensation program for fiscal 2011, 2012 and 2013. The main change made to our executive long-term incentive compensation program at that time was the issuance of restricted shares and units that vest if the Company attains targeted performance criteria at the end of a three-year period. Our Compensation Committee currently expects to continue the use of such performance stock awards for key executives, along with time-vested equity awards, with the belief that such awards, directly based on actual long-term performance, are effective long-term incentives for our key executives.

In reviewing and determining executive compensation levels for fiscal 2014, the Compensation Committee utilized Frederic W. Cook & Company, Inc. (“Cook & Co.”) to complete a compensation analysis of our overall executive compensation packages and for purposes of reviewing the established peer group used by the Compensation Committee. In connection with its engagement of Cook & Co., the Compensation Committee considered various factors bearing upon Cook & Co.’s independence and determined that Cook & Co. is independent and that its engagement did not present any conflicts of interest. Cook & Co. provides no other services to the Company. See “— Compensation for Fiscal Year 2014” below.

Base Salaries

As noted above, the Compensation Committee evaluates the performance of our Chairman and our Chief Executive Officer, and recommends their salaries to the full Board of Directors in light of those evaluations. The Compensation Committee reviews the base salaries of the Chairman and the Chief Executive Officer on an annual basis in consideration of their performance during the previous year. Mr. Buck's base salary remained at $300,000 for fiscal 2013. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chairman's performance in setting fiscal 2013 compensation:

•	the Company's performance and relative shareholder return;
•	the value of Mr. Buck's continued leadership role to both the Company and the Board as executive chairman; and
•	the compensation plans of chairmen of comparable companies.

Mr. Isabella's base salary was set at $584,113 for fiscal 2013. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer's performance in setting fiscal 2013 compensation:

•	the Company's performance and relative shareholder return;
•	the value of Mr. Isabella's leadership;
•	the compensation plans of chief executive officers of comparable companies; and
•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chairman and the Chief Executive Officer are also recommended annually by the Compensation Committee to the full Board of Directors after consultation with, and upon the recommendation of, both the Chairman and Chief Executive Officer. The base salary of each executive officer is recommended by the Chairman and the Chief Executive Officer to the Compensation Committee after evaluating each executive officer's performance over the year in consideration of (i) the Company's overall financial performance, (ii) the individual's performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chairman’s and the Chief Executive Officer's recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive bonus. Annual incentives are a significant component of executive compensation, reflecting the Company's belief that management's contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these bonuses play a key role in enabling us to attract, retain and motivate our employees.

For fiscal 2013, under the terms of our management cash bonus plan, a base bonus amount was set for each participant. Those amounts are set forth below in the Grants of Plan Based Awards table under the heading “Target.”

The bonuses for our executive officers named in the Summary Compensation Table were based 90% on a Company-wide income before taxes target and 10% on qualitative performance evaluations of strategic performance goals by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chairman and our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. For Mr. Welker, the bonus was based on 50% of the income before taxes target and 50% on specific management objectives. If the income before taxes target was not met at the 100% level, the participant's bonus with respect to that target was pro-rated on a straight line basis if the participant achieved a range of 85% to 100% of target, with no bonus paid at less than 85% of target. The individual strategic performance goals, as further outlined below, considered such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant could receive an additional maximum performance bonus if income before taxes exceeded 100% of target, up to an amount equal to 80% for Mr. Isabella and 60% for Mr. Nowicki and Mr. Cooper. If the Company exceeded the target, the named executives each would have earned a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeded the target, up to their respective maximum performance bonus amount. Mr. Grace did not receive a cash incentive bonus opportunity due to his pending retirement on December 31, 2012.

For fiscal 2013, the Company achieved income before taxes of approximately $121.5 million compared to an established target of approximately $150.3 million for the named executives. Our Board of Directors established the annual income before taxes target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual results each of the named executive officers did not earn any of the quantitative bonus and therefore were not eligible for the additional maximum performance bonus for fiscal 2013. In addition, as outlined below, each named executive officer that earned a bonus earned it based on qualitative performance evaluations of specific management objectives. The bonus amounts paid to each named executive officer for fiscal 2013 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total bonuses earned for fiscal 2013, comprised of the bonus resulting from their individual qualitative performance evaluations, were $18,058 for Mr. Buck, $58,411 for Mr. Isabella, $10,000 for Mr. Nowicki, $24,988 for Mr. Welker and $15,647 for Mr. Cooper.

Notwithstanding the terms of the management cash bonus plan and the annual targets, the Compensation Committee retains full discretion to award discretionary bonuses to the Chairman, Chief Executive Officer and others in light of the totality of the circumstances. The Compensation Committee considers the Chairman’s and Chief Executive Officer's recommendations in determining discretionary cash awards for our other named executive officers. The Chairman’s and Chief Executive Officer's recommendations are guided by their evaluations of the Company's actual financial performance compared with our performance goals and their assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company's business objectives. The Compensation Committee, Chairman and Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year. For 2013, the Compensation Committee did not approve, nor did the Company pay, discretionary bonuses to the Chairman, Chief Executive Officer or other named executive officer.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific annual objectives to attain in order to qualify for part or all of a 10% portion of their base bonus. For 2013, these specific management objectives were largely equally weighted and are described below along with the percentage of the base bonus earned by the complete achievement of the objective.

Mr. Buck — in addition to providing strategic direction to the Company, its executive team, and its Board of Directors, and providing guidance to the Company’s investor relations efforts, Mr. Buck’s specific 2013 goals were:

•	provide direction, advice and counsel to the Company’s CEO on the Company’s long-term strategic plan and the achievement of organic growth and growth through acquisitions (2.5%); Mr. Buck achieved this goal through regular interaction with our CEO focusing upon the long-term strategic direction of the Company and the organic and acquisition growth objectives of the Company. During the fiscal year, the Company achieved record sales, consummated several significant acquisitions and achieved its stated goal of opening 10 new branches;
•	enhance the Company’s acquisition program by continuing to identify and meeting with acquisition candidates and leading the Company’s acquisition efforts by negotiating transaction terms and providing guidance during the financial analysis and closing processes (2.5%); Mr. Buck achieved this goal by facilitating the successful acquisition of several companies during the fiscal year and by the continued development of the acquisition “pipeline”;
•	focus on talent development and succession planning in the Company’s senior management team to ensure that it has the capability and capacity to lead the Company into the future (2.5%); Mr. Buck achieved this goal through regular interaction with members of the Company senior leadership team in which he provided advice and guidance to assist with their achievement of their individual performance goals and the overall financial performance of their respective divisions and/or functional departments. Mr. Buck also worked very closely with our CEO to create a more formalized succession plan for the Company’s senior leadership team; and
•	provide direction and leadership to achieve organic growth through the Company’s new branch opening initiative (2.5%). Mr. Buck achieved this goal by providing direction, advice and counsel to our senior leadership team responsible for new branch openings, enabling the company to achieve its goal of 10 new branch openings in fiscal 2013.

Mr. Isabella — in addition to his responsibility to lead and manage all aspects of the Company’s operational and financial performance, including vendor relations, safety, human resources, sales and marketing, credit, legal and investor relations, Mr. Isabella’s specific 2013 goals were:

•	dedicate time and resources to effectively integrate all acquisitions (3%); Mr. Isabella achieved this goal by creating a team that successfully integrated each of the acquisitions, and also established an effective communication strategy and review process in regard to all acquisitions;
•	review, propose and implement a new total compensation strategy that will effectively attract and retain all employees including executives (4%); Mr. Isabella achieved this goal by successfully reviewing current market practices with the Compensation Committee, and then initiated various aspects of the plan and outlined the future goals for total compensation at all levels of the organization;
•	prepare and implement the on-boarding and education process for the new Chief Financial Officer that would be hired in fiscal year 2013 (3%); Mr. Isabella achieved this goal by effectively implementing an on-boarding plan for Mr. Nowicki who was hired as the Chief Financial Officer, this plan included industry education and exposure to the various divisions and regions of the business.

Mr. Nowicki — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial department, and providing guidance and oversight to the Company’s regional financial teams, Mr. Nowicki’s specific 2013 goals were:

•	effectively learn about the Company and transition into the Chief Financial Officer role (4%); Mr. Nowicki achieved this goal by completing his entire on-boarding process that was designed to educate him about the business and how it operates;
•	develop depth in the Company’s finance department and manage the transition of moving the function from Peabody, Massachusetts to Herndon, Virginia, providing both for succession planning and training of the Company’s future financial leaders (3%); Mr. Nowicki achieved this goal by hiring strong talent in Herndon and reorganizing the responsibilities within the finance function of the business; and
•	meet the core internal and external reporting requirements for the Company (3%); Mr. Nowicki met this goal by successfully meeting the deadlines needed and setting up a consistent schedule used by the finance team.

Mr. Cooper — in addition to being responsible for the management of the Company’s legal affairs, including claims management, commercial leasing, labor relations, contract review, and negotiation and documentation of acquisitions, Mr. Cooper’s specific 2013 goals were:

•	increase company awareness of actual and potential legal issues by continuing to prepare and distribute legal bulletins to management (1.67%); Mr. Cooper achieved this goal by preparing and distributing legal alerts and updates to the senior management team on issues affecting the industry;
•	assist with identification of acquisition prospects, initial meetings with certain acquisition candidates, and negotiation of acquisition transactions (1.67%); Mr. Cooper met this goal by identifying and assisting with several acquisitions during 2013 and managing the acquisition process to reduce costs;
•	develop operational awareness and recognition of legal issues by conducting regional field visits (1.67%); Mr. Cooper achieved this goal by conducting both local and regional field visits to meet branch managers and regional leaders and provide guidance and counsel to field personnel on addressing legal issues arising during day-to-day business;
•	participate in and develop a better understanding of investor relations (1.67%); Mr. Cooper achieved this goal by participating as a presenter in several investor conferences along with the Company’s CEO and CFO;
•	assist in developing and implementing more comprehensive awareness of employment and labor law issues by human resources and field personnel (1.66%); Mr. Cooper achieved this goal by continuing to develop awareness of these issues and making presentations to field personnel on arising legal issues; and
•	work on a project to create and manage a vendor endorsement database to assist the Company with managing risks (1.66%); Mr. Cooper achieved this goal by completing the development of these risk management databases.

Each of the above named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. In light of that focus, the Compensation Committee reviewed each of the Chairman’s and CEO’s 2013 specific management objectives above and, after careful consideration of the outcomes, concluded that they were all fully achieved. The Chairman and CEO made the same determination regarding the achievement of the other named executives’ specific management objectives and recommended full payments to the Compensation Committee. After careful consideration of those outcomes as well, the Compensation Committee concurred with the full payments for the specific management objectives to Messrs. Buck, Isabella, Nowicki and Cooper.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Since the Company's initial public offering and through fiscal 2013, non-qualified stock options were granted to key members of management at an exercise price equal to the closing price of the Company's common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. Beginning in fiscal 2011, performance-based restricted stock awards were also granted to certain key members of management. Similar to stock options, we believe that restricted stock awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that restricted stock awards can play an important retentive and motivational role that stock options alone may not.

The 2013 restricted stock awards represented units that will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital (“ROIC”), net of cash, at the end of the three-year period ending September 30, 2015. The actual number of those units that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level. If the average ROIC is less than 85% of target, no units will vest. If the average ROIC is 85% of target, 50% of the units will vest. If the average ROIC is 100% of target, 100% of the units will vest. If the average ROIC is 115% or more of target, 125% of the units will vest. Achievement between 85% and 100% and between 100% and 115% will be adjusted on the basis of straight-line interpolation.

On November 27, 2013, the performance-based restricted stock awards that were granted in fiscal 2010 vested. The three-year ROIC target for this grant was 8.25%. The Company achieved an actual three-year ROIC of 8.77% over the vesting period and as a result, the grant vested at 111%.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the new year. The Company typically does not make stock option and other stock awards other than annually except in certain cases for key members of management hired during the course of a year.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and other stock awards and how many of such to grant to eligible persons under our stock plan, consideration is given to each individual's past performance and contribution to the Company as well as that individual's expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, both the Chairman and the CEO, after consultation with each other named executive, establish that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the Chairman and the CEO evaluate the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building.

The Chairman’s and CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the Chairman’s and CEO’s observations of, and interaction with, the executive throughout the year. The Chairman and the CEO also consider the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the Chairman’s and CEO’s evaluation of an executive’s performance, the Chairman and the CEO assess the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Chairman’s and CEO’s evaluations of the executive’s performance.

The above evaluation provides the basis for the Chairman’s and CEO’s recommendation to the Compensation Committee of stock awards for each named executive. The Compensation Committee meets with both the Chairman and CEO and discusses their recommendations with them before meeting separately in executive session to discuss the Chairman and CEO’s recommendations and making a final determination of the stock awards to the named executives. The Compensation Committee applies similar factors in determining the stock awards to the Chairman and the CEO. The Compensation Committee’s evaluation of the Chairman’s and CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the Chairman and CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the Chairman’s and CEO’s performance.

In November 2012, the Compensation Committee authorized awards of options and performance-based restricted units to our named executive officers and a number of other key employees, using the recommendations from Lyons, Benenson & Company described above and other considerations as described above and below. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from Lyons, Benenson & Company, which reviewed peer group data, and taking into account the Black-Scholes valuation of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 75 percent of the target value was represented by performance-based restricted units and approximately 25 percent in options. Under this methodology, the awards to each of our named executive officers were as follows:

•	Mr. Buck was granted options to acquire 4,827 common shares (0.7% of the total 11/12 management option grant) and 8,633 performance-based restricted units (7.9% of the total 11/12 restricted stock award). These grants were based on the factors described above and Mr. Buck’s leadership role as Chairman and his direct influence on the extent of our continued future growth via the pursuit of acquisitions, direction and counsel to Mr. Isabella, and assistance with other executive development.
•	Mr. Isabella was granted options to acquire 17,659 common shares (2.7% of the total 11/12 management option grant) and 26,284 performance-based restricted units (24.1% of the total 11/12 restricted stock award). These grants were based on the factors described above and Mr. Isabella’s leadership role as CEO and his ability to drive our continued future operational growth and success, as well as organizational optimization and maintaining positive investor relations.
•	Mr. Cooper was granted options to acquire 4,000 common shares (0.6% of the total 11/12 management option grant) and 7,000 performance-based restricted units (6.4% of the total 11/12 restricted stock award). These grants were based on the factors described above and Mr. Cooper’s key role as General Counsel and his position in assisting with our continued future growth, including assisting with all acquisitions, as well as monitoring company-wide legal compliance.
•	Mr. Welker was granted options to acquire 3,800 common shares (0.6% of the total 11/12 management option grant) and 1,200 performance-based restricted units (1.1% of the total 11/12 restricted stock award). Mr. Welker forfeited these equity-based awards when his employment ended on August 9, 2013.

Each option above had an exercise price of $30.15, vests one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. All of the performance- based restricted units will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital, net of cash, at the end of the three-year period ending September 30, 2015. The actual number of those units that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level.

The Compensation Committee approved a grant of 5,000 options and 8,000 performance-based restricted stock units to Mr. Nowicki on March 25, 2013 in connection with his hiring. The terms of the awards are identical to the terms described above, except that the option exercise price is $38.43.

Severance Agreement

We have a severance agreement with Mr. Grace that provides 25 months of base pay and certain health care benefits until age 65, or earlier under certain circumstances. Mr. Grace’s termination is considered a termination due to “disability” as defined in his Stock Option, Restricted Stock and Restricted Stock Unit Agreements and affirmed by the Board of Directors, which resulted in the full vesting of his outstanding stock awards as set forth in the severance agreement. The values of these vested restricted stock and unit awards are indicated in the tables under “Executive Compensation.” The estimated total accounting charge for his termination benefits is $1.8 million. Also as part of the severance agreement, that began January 1, 2013 and continuing until February 28, 2015, Mr. Grace will refrain from competing with us and make himself reasonably available to us to provide consulting advice from time to time if and as needed upon reasonable notice by our CEO. During this period, Mr. Grace will be an independent contractor and not an employee of the Company.

There are no other employment, severance or change-in-control agreements currently entered into by and between any current executive and the Company.

Stock Ownership Guidelines

We do not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through option grants and other stock awards and with an option to invest in the Company's stock in our 401(k) plan.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants' before-tax contributions up to 3% of eligible compensation. During fiscal 2013, we contributed a match of $7,500 for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors. Total Company profit-sharing contributions of approximately $0.9 million were made for fiscal 2013 and allocated to participants' accounts after year-end based on a formula that considers a participant's compensation below and above the social security taxable base, up to certain IRS limits ($250,000 for fiscal 2013).

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive's compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs. During fiscal 2013, we reimbursed Mr. Isabella for his moving expenses and his real estate transaction costs in connection with his relocation. In addition, in connection with his hiring we agreed to reimburse Mr. Nowicki for actual moving expenses and temporary housing for up to 12 months (beginning in April 2013), and provided a $50,000 relocation allowance in connection with his pending relocation.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and other specified officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company is currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers and the vesting of performance-based restricted stock. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Compensation for Fiscal Year 2014

In reviewing and determining executive compensation levels for fiscal 2014, the Compensation Committee utilized Cook & Co. to complete a compensation analysis of our overall executive compensation packages and for purposes of reviewing the established peer group used by the Compensation Committee. In addition, Cook & Co. reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by Cook & Co., and at their recommendation, we have modified our peer group utilized in assessing our executive compensation for fiscal 2014 to include Applied Industrial Technologies, Builders FirstSource, Central Garden & Pet Company, DXP Enterprises, Kaman, MSC Industrial Direct Co., Patterson Companies, Pool Corp., RPM International, Universal Forest Products and Watsco. This peer group was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2014. The Compensation Committee uses the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

In setting executive compensation for the fiscal year ending September 30, 2014 (“fiscal 2014”), the Compensation Committee largely followed the same methodology used in setting executive compensation for fiscal 2013, with the principal change of adding time-based restricted stock units, based in part on its consideration of the results of the shareholder advisory vote on our executive compensation held on February 13, 2013, in which over 98% of the shares present at the meeting and entitled to vote supported the compensation of our named executive officers.

With respect to base salaries, the Compensation Committee reviewed Mr. Buck's base salary and the Board of Directors kept his salary at $300,000. The Board of Directors set Mr. Isabella’s base salary for fiscal 2014 at $630,000. The Board of Directors set Mr. Nowicki’s base salary at $430,000 and Mr. Cooper's base salary at $415,535. These salaries for fiscal 2014 were unchanged for Mr. Buck while reflecting a 7.9%, 7.5% and 3% increase for Mr. Isabella, Mr. Nowicki and Mr. Cooper, respectively, and were based on the Compensation Committee’s annual considerations discussed above as well as consideration of the compensation survey information provided by Cook & Co.

With respect to annual cash incentives for fiscal 2014, a base bonus amount has again been set for each participant. The bonuses for our named executive officers will continue to be based on the same terms as described above for fiscal 2013. The named executives have an opportunity to earn total bonuses for fiscal 2014 of up to $180,000 (Mr. Buck), $1,134,000 (Mr. Isabella), $344,000 (Mr. Nowicki) and $259,294 (Mr. Cooper), respectively, which includes potential maximum performance bonuses up to 80% of the base bonus for Mr. Isabella and 60% for Mr. Nowicki and Mr. Cooper.

With respect to equity compensation, in November 2013 the Compensation Committee authorized awards of options and restricted stock units to our named executive officers and a number of other key employees, which included a mix of stock options, time-based restricted stock units and performance-based restricted stock units. The fiscal 2014 awards to each of these named executive officers were as follows:

•	Mr. Buck was granted options to acquire 4,736 common shares and 4,766 restricted stock units (comprised of 1,100 time-based restricted stock units and 3,666 performance-based restricted stock units);
•	Mr. Isabella was granted options to acquire 23,722 common shares and 23,871 restricted stock units (comprised of 5,509 time-based restricted stock units and 18,362 performance-based restricted stock units);
•	Mr. Nowicki was granted options to acquire 7,531 common shares and 7,578 restricted stock units (comprised of 1,749 time-based restricted stock units and 5,829 performance-based restricted stock units); and
•	Mr. Cooper was granted options to acquire 4,311 common shares and 4,338 restricted stock units (comprised of 1,001 time-based restricted stock units and 3,337 performance-based restricted stock units).

In addition to the above equity compensation awards, the Compensation Committee authorized an additional grant of 14,573 time-based restricted stock units to Mr. Nowicki. These time-based restricted stock units have been granted by the Compensation Committee to encourage key persons to remain with the Company and represent units that will vest and be convertible into common shares upon the fifth anniversary of the grant date.

Each option above has an exercise price of $36.19, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. Except as noted above, all of the time-based restricted stock units will vest and be convertible into common shares upon the third anniversary of the grant date. All of the performance-based restricted stock units will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital, net of cash, at the end of a three-year period. The actual number of those shares that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE:
Stuart A. Randle, Chairman
James J. Gaffney
Wilson B. Sexton
Richard W. Frost

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2013, 2012 and 2011, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2013, and by our other executive officers who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers. No disclosure is provided for fiscal 2012 and fiscal 2011 for those persons who were not named executive officers during the respective periods.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
Robert R. Buck Chairman	2013	303,819	260,285	63,692	18,058	33,176	679,030
	2012	328,608	168,480	52,643	361,164	32,869	943,764
	2011	470,975	193,125	62,215	496,464	33,042	1,255,821
Paul M. Isabella President and Chief Executive Officer	2013	595,193	792,463	233,011	58,411	301,007	1,980,085
	2012	567,312	512,928	192,606	810,144	38,598	2,121,588
	2011	529,289	468,388	184,704	764,285	82,695	2,029,360
Joseph M. Nowicki(5) Executive Vice President and Chief Financial Officer	2013	192,308	307,440	84,657	10,000	60,594	654,999
Rick C. Welker(6) Acting Chief Financial Officer	2013	231,942	36,180	50,141	24,988	41,910	385,161
David R. Grace(7) Executive Vice President and Chief Financial Officer	2013	154,305	—	—	—	385,167	539,472
	2012	493,112	393,813	133,773	363,024	32,865	1,416,587
	2011	465,340	337,122	125,509	342,477	32,815	1,303,262
Ross D. Cooper Senior Vice President, General Counsel and Secretary	2013	410,702	211,050	52,780	15,647	35,264	725,443
	2012	384,433	135,720	41,349	238,426	33,926	833,853
	2011	369,197	112,013	36,080	224,928	32,444	774,662

(1)	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
(2)	The amounts in this column represent the estimated grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. These amounts are being recognized by the Company as share-based compensation expense over a three-year performance measurement period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation methods, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2013.
(3)	The amounts in this column represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2013.
(4)	Includes Company matching and profit-sharing contributions to the 401(k) plan (a combined $18,632 for each in 2013) along with auto allowances and fuel cost reimbursements. Also includes $267,181 to Mr. Isabella for reimbursement related to his relocation, $369,675 to Mr. Grace as salary continuation related to his retirement in December 2012, $22,212 to Mr. Welker as salary continuation related to his separation on August 9, 2013 and $50,000 to Mr. Nowicki as reimbursement related to his relocation.
(5)	Mr. Nowicki joined us on March 25, 2013.
(6)	Mr. Welker was named Acting Chief Financial Officer on January 1, 2013 and became a named executive officer for the first time in fiscal 2013. Mr. Welker’s employment ended August 9, 2013.
(7)	Mr. Grace retired as Chief Financial Officer on December 31, 2012. Mr. Grace received no equity-based awards in fiscal 2013 due to his pending retirement.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2013.

FISCAL 2013 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number Of Securities Underlying Options (#)(3)	Exercise Or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert R. Buck	11/14/2012	$—	$180,583	$180,583
	11/14/2012							4,827	$30.15	$63,692
	11/14/2012				—	8,633	10,791			$260,285
Paul M. Isabella	11/14/2012	$—	$584,113	$759,347
	11/14/2012							17,659	$30.15	$233,011
	11/14/2012				—	26,284	32,855			$792,463
Joseph M. Nowicki(5)	03/25/2013	$—	$100,000	$160,000
	03/25/2013							5,000	$38.43	$84,657
	03/25/2013				—	8,000	10,000			$307,440
Rick C. Welker(6)	11/14/2012	$—	$52,500	$52,500
	11/14/2012							3,800	$30.15	$50,141
	11/14/2012				—	1,200	1,500			$36,180
David R. Grace(7)
Ross D. Cooper	11/14/2012	$—	$156,466	$250,346
	11/14/2012							4,000	$30.15	$52,780
	11/14/2012				—	7,000	8,750			$211,050

(1)	The non-equity incentive plan awards above were based on Company-wide income before taxes and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(2)	The vesting of these restricted units is subject to the Company meeting an ROIC metric over a three-year period ending September 30, 2015, and the units can vest at a percentage equal to 0% to 125% of the target. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(3)	These options vest (i.e., become exercisable) in three equal parts on the first, second and third anniversaries of the grant date and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(4)	This column shows the grant date fair value of stock options and restricted units awarded to the named executives in fiscal 2013, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2013.
(5)	Mr. Nowicki joined us on March 25, 2013. His target and maximum non-equity incentive plan awards were established based on his employment for six of the 12 months, or ½, of fiscal 2013.
(6)	Mr. Welker’s employment ended August 9, 2013. These equity-based awards were forfeited in connection with his separation.
(7)	The Compensation Committee made no fiscal 2013 grants of plan-based awards to Mr. Grace due to his planned retirement on December 31, 2012.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2013:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)				Stock Awards(2) Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Robert R. Buck	—	2,671	$15.47	11/16/2020
	—	4,008	$18.72	11/18/2021
	—	4,827	$30.15	11/14/2022
					30,133		$1,111,004
Paul M. Isabella	45,000	—	$8.04	11/19/2017
	40,000	—	$12.25	10/22/2018
	31,100	—	$14.45	11/06/2019
	8,013	—	$15.47	11/16/2020
	6,667	3,333	$17.87	01/01/2021
	7,334	14,666	$18.72	11/18/2021
	—	17,659	$30.15	11/14/2022
					82,434		$3,039,342
Joseph M. Nowicki	—	5,000	$38.43	03/25/2023
					8,000	(3)	$294,960
Rick C. Welker(3)	2,200	—	$22.46	11/07/2013
Ross D. Cooper	—	1,549	15.47	11/16/2020
	—	3,148	18.72	11/18/2021
	—	4,000	30.15	11/14/2022
					21,500		$792,705

(1)	All options were granted on the date which is ten years prior to the expiration date for such grants. All options granted under our 2004 Stock Plan vest in three equal parts on the first, second and third anniversary of the date of grant.
(2)	The vesting of these restricted shares and units is subject to the Company meeting ROIC metrics over the three three-year periods ending September 30, 2013, September 30, 2014 and September 30, 2015. The total market value is based on the price of our common stock of $36.87 per share at the end of fiscal year 2013 and vesting at target.
(3)	Mr. Welker’s employment ended August 9, 2013. Per the terms of his award agreements, Mr. Welker has 90 days following his separation date to exercise any vested option awards. All unvested awards were forfeited in connection with his separation.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding option awards exercised and stock awards vested by the named executive officers during the fiscal year ended September 30, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert R. Buck	61,047	$657,341	—	$—
Paul M. Isabella	—	$—	—	$—
Joseph M. Nowicki	—	$—	—	$—
Rick C. Welker	8,327	$171,930	—	$—
David R. Grace	36,166	$676,015	42,074	$1,465,017
Ross D. Cooper	43,124	$574,069	—	$—

(1)	Values are calculated by multiplying the differences between the market prices and exercise prices on the dates of the exercises of the options by the number of common shares acquired upon the exercises of such options.
(2)	Values are calculated by multiplying the market prices on the dates of vesting of the stock awards by the number of common shares received upon the vesting of such awards.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control. Based on the price of the Company's stock of $36.87 as of September 30, 2013, the values of unvested stock options for the named executives as of that date (based on the difference between such stock price and the exercise prices) were as follows: Mr. Buck — $162,342, Mr. Isabella — $533,912, Mr. Nowicki — $0 and Mr. Cooper — $117,165.

Pursuant to restricted share and unit awards with our named executive officers, the target number of restricted shares and units will vest upon death or disability. Based on the price of the Company's stock of $36.87 as of September 30, 2013, the values of the target number of unvested restricted shares and units as of that date for the named executive officers were as follows: Mr. Buck — $1,111,004, Mr. Isabella — $3,039,342, Mr. Nowicki — $294,960 and Mr. Cooper — $792,705. Upon a change in control, restricted shares and units will vest at the maximum level. Based on the price of the Company's stock of $36.87 as of September 30, 2013, the values of the maximum number of unvested restricted shares as of that date for the named executive officers were as follows: Mr. Buck — $1,388,755, Mr. Isabella — $3,799,177, Mr. Nowicki — $368,700 and Mr. Cooper — $990,881. In the case of retirement, restricted shares and units will vest at the end of the performance period based on actual performance (or upon death, if earlier, at the target level).

Severance Agreement

For a description of Mr. Grace’s severance agreement, please see “Severance Agreement” in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2013, the Compensation Committee of our Board of Directors was comprised of Stuart Randle, James Gaffney, Wilson Sexton and Richard Frost. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The table below summarizes the compensation we paid to our non-employee directors during the year ended September 30, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
H. Arthur Bellows, Jr.(3)	$17,500	$—	$17,500
James J. Gaffney	$71,250	$90,021	$161,271
Peter M. Gotsch(2)	$83,750	$90,021	$173,771
Stuart A. Randle	$71,250	$90,021	$161,271
Wilson B. Sexton	$63,750	$90,021	$153,771
Richard W. Frost	$61,250	$90,021	$151,271
Neil S. Novich	$71,250	$90,021	$161,271

(1)	These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
(2)	Lead Independent Director.
(3)	Left the Board effective February 13, 2013.

As of September 30, 2013, options outstanding, options exercisable and stock awards outstanding for each non-employee director included the following:

Director	Options Outstanding	Options Exercisable	Stock Awards Outstanding
James J. Gaffney	36,470	36,470	10,678
Peter M. Gotsch	—	—	10,678
Stuart A. Randle	55,220	55,220	10,678
Wilson B. Sexton	100,220	100,220	8,299
Richard W. Frost	—	—	4,404
Neil S. Novich	—	—	4,404

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $50,000 (effective February 13, 2013, we increased the annual retainer from $40,000 to $50,000);
•	an annual stock award valued at approximately $90,000 which fully vests on the first anniversary of the grant date;
•	an additional annual retainer of $20,000 for the Lead Independent Director;
•	an additional annual retainer of $20,000 for the Audit Committee Chair and $10,000 for the other committee chairs; and
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.beaconroofingsupply.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had no agreements with related parties nor did we enter into any transactions with related parties during fiscal 2013.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS
WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2014 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2013, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2015 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 8, 2014. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 15, 2014 and no later than November 14, 2014, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

/s/ Ross D. Cooper

ROSS D. COOPER, Secretary
Herndon, Virginia
January 6, 2013

Appendix A

BEACON ROOFING SUPPLY, INC.

2014 STOCK PLAN

Section 1. Purpose.

The purpose of the Beacon Roofing Supply, Inc. 2014 Stock Plan (the “Plan”) is to attract and retain outstanding individuals as Key Employees and Directors of Beacon Roofing Supply, Inc. (the “Company”) and its Subsidiaries, to recognize the contributions made to the Company and its Subsidiaries by Key Employees and Directors, and to provide such Key Employees and Directors with additional incentive to expand and improve the profits and achieve the objectives of the Company and its Subsidiaries, by providing such Key Employees and Directors with the opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards of or relating to Common Stock of the Company, including Stock Options, Stock Awards, Stock Units and Stock Appreciation Rights.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“2004 Plan” means the Beacon Roofing Supply, Inc. 2004 Stock Plan.
2.2	“Award” means any award or benefit granted under the Plan, which shall be a Stock Option, Stock Award, Stock Unit or Stock Appreciation Right.
2.3	“Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement or Stock Unit Agreement or Stock Appreciation Rights Agreement evidencing an Award granted under the Plan.
2.4	“Board” means the Board of Directors of the Company or the Committee, to the extent the Board has delegated authority as described in Section 3.1 of the Plan.
2.5	“Change in Control” has the meaning set forth in Section 9.2 of the Plan.
2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.7	“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan to the extent such committee is comprised of at least two members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act and the “outside director” definition under Section 162(m) of the Code and the regulations thereunder.
2.8	“Common Stock” means the Common Stock, par value $.01 per share, of the Company.
2.9	“Company” means Beacon Roofing Supply, Inc., a Delaware corporation.
2.10	“Director” means a director of the Company who is not an employee of the Company or any Subsidiary.
2.11	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.12	“Fair Market Value” means the closing price of the Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal).
2.13	“Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.
2.14	“Key Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3. A Key Employee may also include a person who is granted an Award in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not be an Incentive Stock Option and shall not vest prior to the commencement of employment.

2.15	“Non-Qualified Stock Option” or “NSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.
2.16	“Participant” means a Key Employee or Director selected to receive an Award under the Plan.
2.17	“Plan” means the Beacon Roofing Supply, Inc. 2014 Stock Plan.
2.18	“Stock Appreciation Right” or “SAR” means the grant of a right to receive shares of Common Stock or cash under Section 8 of the Plan.
2.19	“Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.
2.20	“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.
2.21	“Stock Unit” means a right to receive shares of Common Stock or cash under Section 7 of the Plan.
2.22	“Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.
2.23	“Substitute Award” means an Award granted under the Plan upon the assumption, substitution or exchange of outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that “Substitute Award” shall not include an Award granted in connection with a repricing of a Stock Option or SAR.

Section 3. Administration.

3.1 The Committee.

The Plan shall be administered by the Committee.

3.2 Authority of the Committee.

(a) The Committee, in its sole discretion, shall determine the Key Employees and Directors to whom, and the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b) The Committee may delegate its authority to grant Awards to Key Employees and to determine the terms and conditions thereof to such officer of the Company as it may determine in its discretion, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act or officers who are or may be “covered employees” as defined in Section 162(m) of the Code, or to the extent prohibited by applicable law, regulation or rule of a stock exchange on which the Common Stock is listed.

(c) The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(d) No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.3 Award Agreements.

Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (a) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (c) an agreement to retain the confidentiality of certain information. Such agreements may contain such other terms and conditions as the Committee shall determine. If the Participant shall fail to enter into any such agreement at the request of the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

3.4 Performance Goals.

(a) The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: return on equity; earnings, earnings per share or earnings per share growth; net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation; Common Stock price; total stockholder return; return on assets; asset or inventory turnover; return on investment; cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); net or pre-tax income; profit margin; market share; expense management; or net sales or revenue, or net sales or revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b) With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

Section 4. Shares of Common Stock Subject to Plan.

4.1 Total Number of Shares.

(a) The total number of shares of Common Stock that may be issued under the Plan shall be equal to 5,100,000. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

(b) Stock Options and SARs granted under the Plan and Stock Options granted after September 30, 2013 under the 2004 Plan shall reduce the number of shares of Common Stock available for Awards by one share for every share subject to the Stock Option or SAR. Stock Awards and Stock Unit Awards granted under the Plan and Stock Awards and Stock Units granted after September 30, 2013 under the 2004 Plan that are settled in shares of Common Stock shall reduce the number of shares available for

Awards by two shares for every share delivered. Awards that may be settled only in cash shall not reduce the number of shares available for Awards.

(c) If (i) there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason under the Plan, or after September 30, 2013 a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason under the 2004 Plan, or (ii) shares subject to a Stock Award or Stock Unit Award under the Plan, or after September 30, 2013 shares subject to a Stock Award or Stock Unit Award under the 2004 Plan, are delivered by a Participant or withheld by the Company on behalf of such Participant as full or partial payment of any required withholding taxes, then in each case the shares subject to such Award shall be available for issuance pursuant to subsequent Awards under the Plan, with each share subject to Stock Options or SARs counting as one share added back and each share subject to Stock Awards or Stock Unit Awards counting as two shares added back, and such shares shall not count against the aggregate number of shares of Common Stock that may be issued under the Plan.

(d) The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of the exercise price of a Stock Option, or after September 30, 2013 the exercise price of a Stock Option under the 2004 Plan, or of any required withholding taxes with respect to Stock Options or SARs, shall not again be available for issuance pursuant to subsequent Awards, and shall count against the aggregate number of shares of Common Stock that may be issued under the Plan. The number of shares of Common Stock subject to an SAR that may be settled in shares that are not issued in connection with the settlement of the SAR shall not again be available for issuance pursuant to subsequent Awards, and shall count against the aggregate number of shares of Common Stock that may be issued under the Plan.

(e) The number of shares of Common Stock available for Awards under the Plan shall not be reduced by (i) the number of shares subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity that was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) that become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

4.2 Shares Under Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a) The maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in any fiscal year is 500,000 (or in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date the Award is settled), except that the maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 (or in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date the Award is settled).

(b) The maximum number of shares of Common Stock that may be subject to Incentive Stock Options is 5,100,000.

(c) The maximum number of shares of Common Stock that may be used for Stock Awards and Stock Unit Awards that are intended to qualify as “performance based” in accordance with Section 162(m) of the Code that may be granted to any Key Employee in any fiscal year is 500,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled, except that the maximum number of shares that may be used for such Stock Awards and Stock Unit Awards in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 or, if settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.

(d) The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards granted to the Director in connection with the Director’s election to defer all or a portion of annual and committee cash retainer fees) shall not exceed $300,000 ($500,000 in the first year as a Director).

The numbers of shares described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3 Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as are necessary and appropriate to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or the price of other Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances.

Section 5. Stock Options.

5.1 Grant.

Subject to the terms of the Plan, the Committee may grant Stock Options to Participants. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be ISOs. Stock Options granted under the Plan to Directors will be NSOs.

5.2 Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. A Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Option prior to the date it is settled in shares of Common Stock.

5.3 Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a) The per share exercise price of each Stock Option shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted. Notwithstanding the foregoing, in the case of a Stock Option that is a Substitute Award, the exercise price may be less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that the excess of (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed, substituted or exchanged by the Company over (iv) the aggregate exercise price of such shares.

(b) Each Stock Option shall become exercisable as provided in the Stock Option Agreement; provided that the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Except as provided in the Stock Option Agreement, each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date ten years after the date of grant, but in no event more than ten years after the date of grant, provided however, if a Participant is unable to exercise a Stock Option because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the Stock Option exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

5.4 Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b) Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c) No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by stockholders of the Company.

5.5 Exercise of Stock Options.

(a) A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Committee may prescribe. All notices or requests provided for herein shall be delivered to the Secretary of the Company.

(b) The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

(i) in cash;

(ii) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

(iii) by directing the Company to withhold the number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option that have an aggregate Fair Market Value equal to the exercise price;

(iv) by delivering previously acquired shares of Common Stock that are acceptable to the Committee and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; or

(v) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

(c) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise; provided that any shares of Common Stock purchased by a Participant through a broker-dealer pursuant to Section 5.5(b)(ii) or Section 10(b) shall be delivered to such broker-dealer in accordance with 12 C.F.R. §220.3(e)(4) or other applicable provision of law. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 6. Stock Awards.

6.1 Grant.

The Committee may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Board deems appropriate.

6.2 Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Board may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific provisions:

(a) Shares of Common Stock issued to a Participant under the Plan shall be evidenced by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b) The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in the Stock Award Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Except as provided in this subsection (c) and unless otherwise provided in the Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares subject to the Stock Award and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. Notwithstanding the preceding sentence, in the case of a Stock Award that provides for the right to receive dividends or distributions: (i) if such Stock Award is subject to performance-based restrictions as described in Section 3.4, the Company shall accumulate and hold such dividends or distributions, and (ii) in the case of all other such Stock Awards, the Board shall have the discretion to cause the Company to accumulate and hold such dividends or distributions. In either such case, the accumulated dividends or other distributions shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such dividends or distributions attributable to the portion of a Stock Award for which the restrictions do not lapse shall be forfeited.

(d) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited, resold to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 7. Stock Units.

7.1 Grant.

The Committee may, in its discretion, grant Stock Units to any Participant. Each Stock Unit shall entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Agreement, one share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event, as provided in the Stock Unit Agreement.

7.2 Stock Unit Agreement.

Each grant of Stock Units to a Participant under this Section 7 shall be evidenced by a Stock Unit Agreement, which shall specify the restrictions, terms and conditions established by the Committee in its sole discretion, not inconsistent with the Plan and the following provisions:

(a) The restrictions to which the Stock Units awarded hereunder are subject shall lapse as set forth in the Stock Unit Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Unit held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(b) Except as provided in this subsection (b), and unless otherwise provided in the Stock Unit Agreement, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock. A Stock Unit Agreement may provide that, until the Stock Units are settled in shares of Common Stock or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Common Stock, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock. Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions: (i) if such Stock Unit Award is subject to performance-based restrictions as described in Section 3.4, the Company shall accumulate and hold such amounts, and (ii) in the case of all other such Stock Unit Awards, the Board shall have the discretion to cause the Company to accumulate and hold such amounts. In either such case, the accumulated amounts shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

(c) Upon settlement of Stock Units in Common Stock, the Company shall issue, in the name of the Participant, stock certificates representing a number of shares of Common Stock equal to the number of Stock Units being settled. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 8. SARs.

8.1 Grants.

Subject to the terms of the Plan, the Committee may grant SARs to Participants. Upon exercise, an SAR entitles the Participant to receive from the Company a number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. Cash shall be delivered in lieu of any fractional Shares. The Committee, in its discretion, and as set forth in the SAR Agreement, may provide for payments upon exercise of the SAR in cash, in an amount equal to the Fair Market Value on the date of exercise of the shares of Common Stock otherwise issuable upon such exercise.

8.2 SAR Agreement.

The grant of each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the exercise price, the duration of the SAR, the number of shares of Common Stock to be subject to each SAR, the form of settlement and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. A Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any SARs prior to the date they are settled in shares of Common Stock.

8.3 Exercise Price and Exercise Period.

(a) The per share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted. Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the exercise price may be less than 100% of the Fair Market Value on the date of grant, provided that the excess of (i) the aggregate Fair Market Value (as of the date of such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed, substituted or exchanged by the Company over (iv) the aggregate exercise price of such shares.

(b) Each SAR shall become exercisable as provided in the SAR Agreement provided that the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c) Except as provided in the SAR Agreement, each SAR shall expire and all rights thereunder shall cease on the date ten years after the date of grant, but in no event more than ten years after the date of grant, provided however, if a Participant is unable to exercise an SAR because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

8.4 Exercise of SARs.

A Participant entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the SAR is being exercised and any other information the Company may prescribe. As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full shares of Common Stock to which the Participant is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional share and/or (ii) to the extent the Committee provides for settlement in cash, deliver to the Participant an amount equal to the Fair Market Value as of the date of exercise of the shares it would otherwise be obligated to deliver. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 9. Change in Control.

9.1 Effect of Change in Control.

In addition to the Committee’s authority set forth in Section 3, upon a Change in Control of the Company, the Committee is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (a) provide that (i) all outstanding Awards shall become fully vested and exercisable and (ii) all restrictions applicable to all Awards shall terminate or lapse; (b) provide for the purchase of any outstanding Stock Option, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (c) provide for the purchase of any outstanding Stock Award and/or Stock Unit for an amount of cash equal to the then

Fair Market Value of the Common Stock, multiplied by the number of shares of Common Stock subject to the Stock Award or Stock Unit Award; (d) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change in Control; and (e) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

9.2 Definition of Change in Control.

“Change in Control” shall mean the occurrence, at any time during the specified term of an Award granted under the Plan, of any of the following events:

(a) Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b) The Company is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s outstanding securities entitled to vote generally in the election of directors;

(c) The Company sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company’s outstanding securities entitled to vote generally in the election of directors; or

(d) During any period of two consecutive years or less (not including any period prior to the approval of the Plan by the Board), individuals who at the beginning of such period constituted the Board (and any new Directors, whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board. Any new Director described in the parenthetical above shall not include any person who becomes Director as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation.

Section 10. Payment of Taxes.

In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a) in cash;

(b) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

(c) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld;

(d) by delivering previously acquired shares of Common Stock of the Company that are acceptable to the Board that have an aggregate Fair Market Value equal to the amount required to be withheld; or

(e) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 11. Postponement.

The Committee may postpone any grant or settlement of an Award or exercise of a Stock Option for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:

(a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 12. Nontransferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than:

(a) by will or by the laws of descent and distribution;

(b) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or

(c) as permitted by the Committee with respect to a NSO transferable for no consideration by the Participant during his lifetime.

In each case, the terms and conditions applicable to the transferability of the Award shall be established by the Committee.

Section 13. Termination or Amendment of Plan and Award Agreements.

13.1 Termination or Amendment of Plan.

(a) The Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Board may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b) The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

13.2 Amendment of Award Agreements.

The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

13.3 Repricing of Stock Options or SARs.

Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award Agreement that results in the repricing of Stock Options or SARs shall not be effective without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the exercise price of a Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Stock Options or SARs, other Awards or any other consideration provided by the Company.

Section 14. No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 15. Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 16. Effective Date and Term of Plan.

16.1 Effective Date.

The Plan was adopted by the Board on November 22, 2013, and will be effective upon the approval of the Plan by the stockholders of the Company at the Company’s annual meeting of stockholders held on February 12, 2014 and any adjournment or postponement thereof. In the event the Plan is not approved by stockholders at the Company’s annual meeting on February 12, 2014, the Plan shall have no effect. No Awards may be granted, or shares of Common Stock issued, until stockholder approval is obtained.

16.2 Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the 10th anniversary of the Plan’s effective date as determined in Section 16.1 above.

Beacon Roofing Supply, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1 THROUGH NO. 4 SET FORTH BELOW.

1. To elect the following nominees to serve until the 2015 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1).

01 - Robert R. Buck
02 - Paul M. Isabella
03 - Richard W. Frost
04 - James J. Gaffney
05 - Peter M. Gotsch
06 - Neil S. Novich
07 - Stuart A. Randle
08 - Wilson B. Sexton

☐ **Mark here to vote *FOR* all nominees**

☐ **Mark here to *WITHHOLD* vote from all nominees**

☐ **For all *EXCEPT*** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

5. In the proxies' discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 7 9 6 7 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01QVQB

The undersigned hereby acknowledges receipt of (i) the Company's 2013 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated January 6, 2014.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Beacon Roofing Supply, Inc.

Proxy — Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

PROXY FOR COMMON STOCK — 2014 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints **Paul M. Isabella** and **Joseph M. Nowicki**, and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of common stock, par value $.01, of BEACON ROOFING SUPPLY, INC., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders of the Company to be held at the Washington Duke Inn & Golf Club, 3001 Cameron Blvd, Durham, North Carolina 27705 on Wednesday, February 12, 2014, at 8:00 a.m. local time, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NO. 1 THROUGH NO. 4 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

Beacon Roofing Supply, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1 THROUGH NO. 4 SET FORTH BELOW.

1. To elect the following nominees to serve until the 2015 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1).

01 - Robert R. Buck	02 - Paul M. Isabella	03 - Richard W. Frost	04 - James J. Gaffney
05 - Peter M. Gotsch	06 - Neil S. Novich	07 - Stuart A. Randle	08 - Wilson B. Sexton

☐ **Mark here to vote *FOR* all nominees**

☐ **Mark here to *WITHHOLD* vote from all nominees**

☐ **For all *EXCEPT*** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

5. In the proxies' discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 7 9 6 7 0 2

01QVRB

The undersigned hereby acknowledges receipt of (i) the Company's 2013 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated January 6, 2014.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Beacon Roofing Supply, Inc.

Proxy — Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

PROXY FOR COMMON STOCK — 2014 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints **Paul M. Isabella** and **Joseph M. Nowicki**, and each of them, the proxy and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of common stock, par value $.01, of BEACON ROOFING SUPPLY, INC., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders of the Company to be held at the Washington Duke Inn & Golf Club, 3001 Cameron Blvd, Durham, North Carolina 27705 on Wednesday, February 12, 2014, at 8:00 a.m. local time, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NO. 1 THROUGH NO. 4 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.